Exhibit 99.1

155 EAST TROPICANA ANNOUNCES FOURTH QUARTER

AND FISCAL 2006 FINANCIAL RESULTS

Las Vegas, NV — March 26, 2007 — 155 East Tropicana, LLC (the “Company”) today announced full year operating results for the period ended December 31, 2006.  The Company owns the Hooters Casino Hotel in Las Vegas, Nevada, which celebrated its grand opening on February 2, 2006.

Operating highlights of 155 East Tropicana, LLC for the fourth quarter ended December 31, 2006, compared to the combined results of operations for 155 East Tropicana, LLC and Hôtel San Rémo Casino and Resort (“Hôtel San Rémo”) for the fourth quarter of 2005, are as follows:

-                    Net revenues were $16.8 million during the fourth quarter compared to net revenues of $4.4 million in the fourth quarter of last year

-                    Adjusted EBITDA was $2.4 million in the fourth quarter 2006, which compares to a loss of $2.1 million in the same quarter last year, but more significantly, represents an encouraging sequential increase from Adjusted EBITDA of $1.7 million in the third quarter of 2006.

“During the fourth quarter of 2006, we continued to cut costs and to implement new initiatives designed to increase our slot play and hotel occupancy,” stated Mr. Neil Kiefer, Chief Executive Officer.  “As is normal with opening a new gaming property in Las Vegas, we have remained focused on driving efficiencies at the property.   Our new Chief Operating Officer, Gary Gregg and his team recently completed a thorough review of operations and are now preparing to launch several additional programs that should enhance performance in 2007.”

Prior to the grand opening, renovation and re-branding, the Hooters Casino Hotel was formerly known as the Hôtel San Rémo.  Through October 31, 2005, the Company leased the hotel and casino to Eastern & Western Hotel Corporation, the former owner and operator of the Hôtel San Rémo.  The Company then assumed operational responsibility for the hotel and casino on November 1, 2005, after receiving its state gaming license.  For comparative purposes, a separate balance sheet and statement of operations for the Company for year ended December 31, 2005 is included in this release along with the statement of operations for Hotel San Remo for the ten months ended October 31, 2005.

The fourth quarter ended December 31, 2006 results below are the results for 155 East Tropicana, LLC compared to the combined results for Hôtel San Rémo and 155 East Tropicana, LLC for the fourth quarter ended December 31, 2005.

Supplemental Schedule

Statement of Operations for 155 East Tropicana, LLC for the quarter ended December 31, 2006 and Combined Statement of Operations for 155 East Tropicana, LLC and

Hôtel San Rémo for the quarter ended December 31, 2005

	155 East Tropicana, LLC	COMBINED
	Quarter ended December 31, 2006	Quarter ended December 31, 2005

Operating revenues:
Casino	$6,219,607	$1,692,925
Food and beverage	5,714,485	1,106,339
Hotel and other	6,104,431	2,114,588
	18,038,523	4,913,852
Less promotional allowances	(1,263,904)	(482,958)
Net operating revenues	16,774,619	4,430,894

Operating expenses:
Casino	3,384,038	1,711,914
Food and beverage	4,553,009	1,513,055
Hotel and other	2,262,591	1,036,798
General and administrative	4,196,250	2,319,085
Depreciation	1,179,831	786,652
Related party royalties expense	375,043	—
Pre-opening expenses	—	3,054,654
Restructuring costs	—	—
Total operating expenses	15,950,762	10,422,158
Operating income	823,857	(5,991,264)
Other income (expense):
Interest expense, net of capitalized interest	(3,255,520)	(2,726,360)
Interest income	58,508	553,249
Other income (expense), net	(3,197,012)	(2,173,111)
Income before income taxes	$(2,373,155)	$(8,164,375)

Note: Intercompany related party lease income and expense for the quarter ended December 31, 2005 have been eliminated in this schedule.

Operating Results of 155 East Tropicana, LLC for the Quarter Ended December 31, 2006 Compared to Combined Results of 155 East Tropicana, LLC and Hôtel San Rémo for the Quarter Ended December 31, 2005

Net operating revenues for the three months ended December 31, 2006, were $16.8 million, compared to net revenues of $4.4 million in the fourth quarter of last year, an increase of $12.3 million or 278.6%.  The significant increase in net operating revenues was due to increased activity in the casino and food and beverage outlets related to the new Hooters Casino Hotel.

Casino revenues were $6.2 million for the quarter ended December 31, 2006, an increase of $4.5 million when compared to $1.7 million for the same quarter in 2005 due to increases in table games and slot revenue.  The profit margin for casino operations increased from -1.1% for the quarter ended December 31, 2005 to 45.6% for the quarter December 31, 2006.

Food and beverage revenue was $5.7 million for the quarter ended December 31, 2006 as compared to $1.1 million for 2005, an increase of $4.6 million or 416.5%.  The increase was the result of dramatic additions to the volume in all restaurants and bars after the grand opening of the Hooters Casino Hotel.  The profit margin for food and beverage operations increased to 20.3% for the quarter ended December 31, 2006, up from -36.8% for the quarter ended December 31, 2005, due to operational efficiencies in payroll and cost of sales.

Hotel and other revenue (which includes hotel room revenue, retail, spa, and other miscellaneous revenue) increased by $4.0 million, or 188.7%, to $6.1 million for the quarter ended December 31, 2006 from $2.1 million for the quarter ended December 31, 2005.  Room revenue was $4.5 million for the quarter ended December 31, 2006 compared to $4.0 million in 2005.  Average daily room rates increased by 40.0% from $60 for the quarter ended December 31, 2005 to $84 for the quarter ended December 31, 2006, and occupancy rates increased slightly from 82.0% for the quarter ended December 31, 2005 to 83.4% for the quarter ended December 31, 2006.  Room rate increases have been achieved due to the remodeling of the rooms and rebranding of the hotel casino, which have resulted in an improved product.

Total expenses for the quarter ended December 31, 2006 increased in all departments, particularly general and administrative expense, which includes marketing costs associated with promoting the new Hooters brand, when compared to the Hôtel San Rémo operations in 2005.

Adjusted EBITDA(1) was $2.4 million in the fourth quarter of 2006.  This compares to a loss of $2.1 million for the same period in 2005.

2006 Fiscal Year Results

Net operating revenues were $66.7 million for the year ended December 31, 2006, which includes the month of January 2006 when the property was essentially closed for remodeling and the first eleven months of operations of the Hooters Casino Hotel from February 3, 2006 through December 31, 2006.  Casino revenues in 2006 totaled $25.8 million for 2006, all of which was earned after February 3, 2006 with the exception of $0.1 million.  For the period from February 3, 2006 through December 31, 2006, table games contributed $11.0 million with an average daily win per table of $1,013 and slots contributed $14.3 million with an average daily win per machine of $73.  This win per day is comparable to industry averages for table games, but falls short of industry averages of $111 for slot machines.

Room revenues for February 3, 2006 through December 31, 2006 were $15.9 million, with occupancy rates of 79.7% and an average room rate of $90.

Food and beverage revenue was $23.6 million for the year and the Hooters restaurant broke franchise-wide sales records by generating $9.4 million in food and beverage revenue in its eleven months of operations.

Expenses before interest, depreciation, related-party royalties, pre-opening expenses, and loss on disposal totaled $59.1 million for the year ended December 31, 2006, resulting in an Adjusted EBITDA(1) of $7.6 million.  The net loss for 2006 was $18.4 million.

2006 Quarterly Trends through December 31, 2006

In comparing trends between the fourth quarter, third quarter and second quarter of 2006, we earned $2.4 million Adjusted
EBITDA(1) in the fourth quarter, as compared to

$1.7 million for the third quarter and $0.7 million in the second quarter.  This trend of improvement each quarter has been the result of management’s focus on enhancing revenue, while cutting costs.  Net revenues declined from $18.0 million in the second quarter of 2006, to $17.0 million in the third quarter, to $16.8 million in the fourth quarter.  The slight down-turn in revenue of $0.2 million from the third quarter to the fourth was the result of a decline in food and beverage revenue as noted below.

Room occupancy increased from 73.9% in the second quarter, to 80.7% in the third quarter of 2006 and to 83.4% in the fourth quarter of 2006.   Average daily room rates initially decreased form $96 in the second quarter to $78 in the third quarter.  We were able to increase room rates back up to $84 in the fourth quarter.  The increase in occupancy is the result of targeted marketing efforts with third party distributors.  This increase in occupancy and room rates in the fourth quarter resulted in an increase in fourth quarter room revenue of $0.5 million as compared to the third quarter.

Table games revenues slightly decreased by $0.1 million in the fourth quarter of 2006 as compared to the third quarter, largely due to a decrease in table games drop of $2.0 million partially offset by an increase in table games hold percentage from 16.2% during the third quarter to 17.7% during the fourth quarter of 2006.

During the fourth quarter, slot revenue increased by approximately $0.1 million, or 2.4%, from the third quarter of 2006 as a result of increased emphasis on slot marketing, additional room occupancy, and the new slot floor layout.  Management has identified slot revenue as a revenue source that needs to be enhanced.  The Company identified a need to modify the slot floor and enhance the Company slot club by featuring cash back.  The Company made those changes in the first quarter of 2007.  The new slot club will be promoted with programs such as HOOT Million Dollar Swipe and other giveaways.

The Company is making several other changes in 2007 that are aimed at increasing visitor volume to the property, including:

(1) Because of an identified need to increase awareness of Hooters Casino Hotel in Southern California, the Company will be increasing its presence through television, radio and interstate billboards.  The marketing effort is targeted at increasing room occupancy and walk-in traffic.

(2) The Martini Bar is being converted to the new Night Owl Showroom.  The Night Owl Showroom, when it opens April 20th, will feature veteran comedy stand-up artist Bobby Slayton, the “Pitbull of Comedy”, who will be giving his views on marriage and relationships.

(3)  The restaurants will feature value priced food offerings in 2007.

(4) The Company will introduce new marketing promotions and other gaming-oriented events in 2007.

Food and beverage revenue declined from $6.3 million in the third quarter to $5.7 million in the fourth quarter, a decline of $0.6 million.  A decline of $0.2 million is primarily due to the seasonal closing of the pool bar for most of the fourth quarter and a combined decline of $0.4 million in banquets and Hooters restaurant revenue.

Expenses before interest, depreciation and related party royalties were cut from $15.4 million in the third quarter of 2006 to $14.4 million in the fourth quarter of 2006, a decline of $1.0 million.  Expenses were previously cut from $17.4 million in the second quarter of 2006.  The decline in fourth quarter expenses resulted largely from cutting marketing costs by $0.6 million, food and beverage costs by $0.3 million, and other general and administrative expenses by $0.2 million.

Management of the Company believes that it has the flexibility to cover operational contingencies, working capital needs, capital expenditures, and debt service obligations during 2007 through the use of cash (which totaled $6.2 million at December 31, 2006), our cash flow from operations, and our ability to draw against our $15.0 million senior secured credit facility, along with other available equipment financing.  Management anticipates that the Company will draw $1.7 to $2.0 million against the credit facility in the next couple of weeks.

We spent $1.6 million in capital expenditures through December 31, 2006 (in addition to the capital expenditures associated with the remodeling and funded through Notes proceeds).  Capital expenditures of approximately $1.8 million are anticipated in 2007.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter 2006 financial results on Monday, March 26, 2007 at 10:00 a.m. ET.  The call can be accessed live over the phone by dialing (800) 811-8824 or for international callers by dialing (913) 981-4903.  The conference call will be simultaneously webcast on the Investor Relations portion of the Company’s website, www.hooterscasinohotel.com.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or for international callers by dialing (719) 457-0820; the password is 2494685. The replay will be available from March 26, 2007 through April 2, 2007.

(1)             “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, but after adding back unusual or non-cash items such as pre-opening expenses, loss on disposal of assets and related party royalties.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles (GAAP).  Moreover, our calculations of Adjusted EBITDA may not be comparable to that reported by other companies.  EBITDA is a basis upon which we assess our liquidity and because certain covenants in the indenture and senior secured credit facility are tied to similar measures.  EBITDA also presents useful information regarding our ability to service and incur indebtedness.  EBITDA does not take into account our debt service requirements, and, accordingly, is not necessarily indicative of amounts that may be available for debt service.

The following table reconciles Adjusted EBITDA to operating income (loss) for the periods indicated (in thousands):

	Three Months Ended December 31, 2006	Three Months Ended December 31, 2005
Operating income (loss)	$823,857	$(5,991,264)
Depreciation	1,179,831	786,652
Related party royalties expenses	375,043	—
Pre-opening expense	—	3,054,654
Adjusted EBITDA	$2,378,731	$(2,149,958)

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada.  The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip.  The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, risks relating to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; its dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and other factors beyond our control.  Additional information about factors that could affect the Company’s business is set forth in SEC filings.

155 East Tropicana, LLC
(A Nevada Limited-Liability Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$6,164,192	$14,191,385
Accounts receivable, net of allowance for doubtful accounts of $99,921 and $110,017 in 2006 and 2005, respectively	1,609,756	647,776
Due from Hôtel San Rémo	—	30,508
Inventories	846,651	146,339
Prepaid expenses	1,569,980	775,836
Total current assets	10,190,579	15,791,844
Property and equipment, net	122,135,784	103,264,703
Other long-term assets:
Restricted cash	—	29,345,513
Deferred financing costs	6,366,625	7,286,738
Intangible assets	6,557,119	6,609,028
Other assets	343,273	861,565
Total other long-term assets	13,267,017	44,102,844
Total assets	$145,593,380	$163,159,391

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,969,064	$3,323,099
Construction payable	—	6,034,450
Accrued interest payable	2,843,750	2,864,396
Accrued liabilities	2,266,740	1,384,649
Current portion of long-term debt	1,859,319	—
Total current liabilities	9,938,873	13,606,594
Related party royalties payable	1,461,881	—
Long-term debt	133,081,099	130,000,000
Total liabilities	144,481,853	143,606,594

Commitments and contingencies

Members’ equity:
Membership interests	34,333,375	34,333,375
Accumulated deficit	(33,221,848)	(14,780,578)
	1,111,527	19,552,797
Total liabilities and members’ equity	$145,593,380	$163,159,391

155 East Tropicana, LLC
(A Nevada Limited-Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,	Year Ended December 31,	For the Period from Inception (June 17, 2004) through December 31,
	2006	2005	2004

Operating revenues:
Casino	$25,830,265	$993,175	$—
Food and beverage	23,620,776	662,044	—
Hotel and other	22,696,316	1,174,324	—
Related party lease income	—	5,439,324	2,150,382
	72,147,357	8,268,867	2,150,382
Less promotional allowances	(5,436,431)	(301,841)	—
Net operating revenues	66,710,926	7,967,026	2,150,382

Operating expenses:
Casino	13,103,972	1,053,755	—
Food and beverage	18,973,914	1,140,854	—
Hotel and other	8,785,883	641,254	—
General and administrative	18,248,203	1,444,397	—
Depreciation and amortization	5,841,526	1,956,172	777,133
Pre-opening expenses	5,292,834	4,824,498	103,409
Related party royalties expense	1,459,162	—	—
Loss on disposal of assets	1,199,470	—	—
Total operating expenses	72,904,964	11,060,930	880,542
Operating (loss) income	(6,194,038)	(3,093,904)	1,269,840

Other income (expense):
Interest expense, net of capitalized interest of $202,873, 692,059 and $22,036 for the years ended December 31, 2006 and 2005 and for the period from inception (June 17, 2004) through December 31, 2004, respectively	(12,745,839)	(10,155,864)	(2,183,714)
Interest income	498,607	1,629,590	—
Loss on extinguishment of debt	—	(2,246,526)	—
Other income (expense), net	(12,247,232)	(10,772,800)	(2,183,714
Net loss	$(18,441,270)	$(13,866,704)	$(913,874

Hôtel San Rémo Casino and Resort
(Division of S.I. Enterprises, Inc.)

COMBINED STATEMENTS OF OPERATIONS

	Ten Months Ended	Year Ended
	October 31, 2005	December 31, 2004

Operating revenues:
Casino	$8,947,267	$12,144,817
Food and beverage	5,556,404	7,968,741
Hotel and other	12,217,344	14,826,303
	26,721,015	34,939,861
Less promotional allowances	(1,769,932)	(2,413,791)
Net operating revenues	24,951,083	32,526,070
Operating expenses:
Casino	5,274,642	6,216,178
Food and beverage	4,976,696	6,360,381
Hotel and other	3,628,525	4,376,884
General and administrative	6,678,543	7,858,528
Depreciation expense	334,790	1,419,038
Related party lease expense	5,439,324	2,150,382
Restructuring costs	—	514,449
Total operating expenses	26,332,520	28,895,840
Operating (loss) income	(1,381,437)	3,630,230
Other income (expense):
Related party interest income	346,262	443,692
Interest expense	(7,398)	(1,944,451)
Foreign currency translation	—	660,184
Loss on sale of asset	—	(1,842)
Other income (expense), net	338,864	(842,417)
(Loss) income before income taxes	(1,042,573)	2,787,813
(Benefit) provision for income taxes	(396,633)	867,303
Net (loss) income	$(645,940)	$1,920,510

Contact:

Michael Hessling

(702) 597-6076

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